Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

FOR IMMEDIATE RELEASE

Authentidate Holding Corp. Successfully Defends Against

Class Action Lawsuits

Berkeley Heights, NJ, March 26, 2009 — Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of secure Health Information Exchange and workflow management services, today announced that the United States District Court for the Southern District of New York dismissed with prejudice shareholder class actions filed between June and August 2005 against the company and certain current and former directors and former officers. The Company has no information as to whether plaintiffs intend to appeal this decision.

“We are pleased that the Court has dismissed this action in favor of Authentidate,” stated Ben Benjamin, President of Authentidate Holding Corp. “Authentidate’s Board of Directors and management team will continue to concentrate their time and resources on developing the Company’s business.”

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure Health Information Exchange and workflow management services. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, improve productivity and reduce costs by eliminating paper and manual work steps from clinical, administrative and other processes and enhancing compliance with regulatory requirements. The web-based services are delivered as Software as a Service (Saas) to customers. These solutions incorporate rules-based electronic forms, intelligent routing, transaction management, electronic signatures, identity credentialing, content authentication and automated audit trails. Both web and fax based communications are integrated into automated and trusted workflow solutions. The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Authentidate is a registered trademark of Authentidate Holding Corp. Inscrybe is a trademark of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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